Exhibit 99.1

Betsy Morgan and Trynka Shineman Blake Join TripAdvisor’s Board of Directors

NEEDHAM, Mass., March 13, 2019 — TripAdvisor, Inc. (NASDAQ: TRIP) today announced that Betsy Morgan and Trynka Shineman Blake were elected to TripAdvisor’s board of directors.

TripAdvisor president and CEO Stephen Kaufer indicated that the appointments of Ms. Morgan and Ms. Shineman will provide the board with additional industry, technology and marketing expertise to further the company’s objectives. Kaufer added, “Given the growth and diversification of our business, Betsy and Trynka’s backgrounds will strengthen TripAdvisor and its management team as we move into our twentieth year and beyond of serving the needs of travelers better than anyone.”

“We welcome Betsy and Trynka,” stated Greg Maffei, chairman of the TripAdvisor board. “Their knowledge of technology and media, supporting the growth of large companies and growing start-up businesses, is the blend of expertise that will benefit TripAdvisor and its management team for years to come.”

About Trynka Shineman Blake

Trynka Shineman Blake currently serves on the Board of Directors of Ally Financial, Inc., a leading digital financial services company currently traded on the New York Stock Exchange, and serves as a member of the Audit and Digital Transformation Committees. She is also a member of the Board of Trustees of the Mass Technology Leadership Council. From March 2004 through February 2019, Ms. Shineman held positions of increasing responsibility with Cimpress N.V., and most recently was the Chief Executive Officer of the Vistaprint division. Ms. Shineman has a B.A. in Psychology from Cornell University and an M.B.A from Columbia Business School.

About Betsy L. Morgan

Betsy L. Morgan is currently the co-founder of Magnet Companies, a private-equity backed company focused on media and commerce, and an associate professor at Columbia Business School and Columbia College. From February 2016 to July 2018, Ms. Morgan served as an Executive in Residence of LionTree, an advisory and merchant bank firm specializing in technology and media. From January 2011 to July 2015, Ms. Morgan was the CEO of TheBlaze, an early multi-platform and direct-to-consumer news and entertainment company. Prior to TheBlaze, Ms. Morgan was the CEO of The Huffington Post. Ms. Morgan currently serves on the Board of Directors of TheStreet, Inc., a financial news and information provider listed on the Nasdaq Stock Market, as well as Trusted Media Brands, Chartbeat and TheSkimm. Ms. Morgan has B.A. in Political Science and Economics from Colby College, where she served as a member of the Board of Trustees for eight years, and an M.B.A from Harvard Business School. She is also a contributor to Riptide, an oral history of journalism and digital innovation created by Harvard’s Shorenstein Center on Media, Politics and Public Policy.

About TripAdvisor

TripAdvisor, the world’s largest travel site**, enables travelers to unleash the full potential of every trip. With 730 million reviews and opinions covering the world’s largest selection of travel listings worldwide — covering 8.1 million accommodations, airlines, experiences, and restaurants — TripAdvisor provides travelers with the wisdom of the crowds to help them decide where to stay, how to fly, what to do and where to eat. TripAdvisor also compares prices from more than 200 hotel booking sites so travelers can find the lowest price on the hotel that’s right for them. TripAdvisor-branded sites are available in 49 markets, and are home to the world’s largest travel community of 490 million average monthly unique visitors*, all looking to get the most out of every trip. TripAdvisor: Know better. Book better. Go better.

The subsidiaries and affiliates of TripAdvisor, Inc. (NASDAQ:TRIP) own and operate a portfolio of websites and businesses, including the following travel media brands:

www.airfarewatchdog.com, www.bokun.io, www.bookingbuddy.com, www.cruisecritic.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com and www.restorando.com), www.holidaylettings.co.uk, www.holidaywatchdog.com, www.housetrip.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.vacationhomerentals.com and www.viator.com.

*Source: Jumpshot for TripAdvisor Sites, worldwide, December 2018

**Source: TripAdvisor internal log files, average monthly unique visitors during seasonal peak in Q3 2018